EXHIBIT 23.1

                            ACCOUNTANT'S CONSENT
                            --------------------

The Board of Directors
theglobe.com, inc.:

We consent to incorporation by reference in the registration statement (No. 333-79677) on Form S-8 of theglobe.com, inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999, and related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of theglobe.com, inc.

                                                               /s/ KPMG LLP

New York, New York
March 29, 2000